Exhibit 10.1
WITHOUT PREJUDICE
SUBJECT TO CONTRACT
SETTLEMENT AND COMPROMISE AGREEMENT
This Agreement is made on 13th December 2006 between:
(1)	MarketAxess Europe Limited of 71 Fenchurch Street, London EC3M 4BS (the “Company”)
       And
(2)	Iain Baillie of Wychwood Lodge, Swinbrook, Oxfordshire, OX18 4ED (the “Employee”)
The Parties have agreed the following:
Definitions

“Additional Tax”	means income tax, employee’s national insurance contributions, interest and/or penalties thereon arising in respect of the payments made under this Agreement;

“Adviser”	means Adele Martins of Magrath Solicitors, who is a relevant independent adviser as defined in section 203(3A) of the Employment Rights Act 1996;

“Employment”	means the Employee’s employment with the Company, including the terms set out in the employment agreement dated 11 February 2003 and executed by the Employee on 14 February 2003 (the “Employment Agreement”);

“Group”	means all Group Companies; and

“Group Company”	means the Company and any associated companies (as defined in section 435 of the Insolvency Act 1986) of the Company and “Group Companies” will be interpreted accordingly.
1.	The Employee’s Employment will terminate with effect on 29th December 2006 (the “Termination Date”).

2.	The Employee will be paid his basic salary and will receive any accrued holiday entitlement up to and including the Termination Date (less all deductions the Company is required by law to make) in the next most convenient payroll run. The Employee is working out his notice period during his final month of employment, and he will not be paid in lieu.

3.	Subject to all the conditions in clause 5 below being fulfilled by the Employee (or waived by the Company) a) the Company agrees to pay the Employee as “ex gratia” a sum of GBP210,000.00 (less all deductions the Company is required by law to make) on January 25, 2007 by way of compensation for loss of the Employment; and b) the Company also agrees to pay the Employee the sum of GBP 173,000.00 (less all deductions the Company is required by law to make) as a 2006 year-end discretionary bonus on January 25, 2007.

4.	The payment referred to in clause 3a will be subject to the deduction of income tax at the basic rate of 22% except for the first £30,000. The first £30,000 of the payment referred to in clause 3 will be paid without any deductions for income tax or national insurance contributions on the parties’ understanding that such payment qualifies for the exceptions set out in the Income Tax (Earnings and Pensions) Act 2003. The Employee will be responsible for any Additional Tax which arises for payment as a consequence of this Agreement, except to the extent that the Company has made or does make an actual deduction in respect of such liability. Further, the Employee will

WITHOUT PREJUDICE
SUBJECT TO CONTRACT
indemnify the Company in respect of any assessments, determination or demands levied or made by the H.M.R.C. in respect of such liability and any consequential interest, charges or penalties arising, save for any interest, charges or penalties incurred by reason of any delay by the Company in meetings its liabilities after they have been assessed.
5.	The payment referred to in clause 3 above is subject to the following:
5.1	the Employee entering into this Agreement and returning a copy duly signed by himself and an Adviser’s certificate in the form annexed to this Agreement; and

5.2	the Employee signing a further version of this Agreement after the Termination Date and returning the signed copy to the Company as well as an updated Adviser’s certificate, to indicate the Employee’s confirmation of the waivers contained in this Agreement as at that date.
6.	The terms of this Agreement are in full and final settlement of all and any claims or other rights of action whatsoever and howsoever arising (whether under the laws of England and Wales, those of the European Union, the State of Delaware in the U.S.A., or any other law, and whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the time of signing this Agreement, including claims which as a matter of law do not at the date of this Agreement exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the law) which the Employee now has or may in the future have against the Company or any Group Company or any director, employee officer or agent (whether past or present) of the Company or any Group Company and the Employee hereby agrees to waive any such claims or rights of action. There will be excluded from this clause (i) any personal injury claims of which the Employee is unaware as at the date of signing this Agreement (excluding any claim arising out of any act of discrimination); (ii) any claims for pension rights accrued to the Termination Date; (iii) any claims to his vested restricted stock awards and his vested stock options, in accordance with the relevant stock incentive plan(s); and (iv) any rights of action which would render this clause void or unenforceable (whether in whole or in part).
7.	The waiver in clause 6 includes, without limitation, a waiver of the following, in respect of which the Employee will refrain from instituting or continuing with a complaint:
7.1	of unfair dismissal pursuant to Part X of the Employment Rights Act 1996;

7.2	of wrongful dismissal and/or breach of contract, including but not limited to a payment in lieu of notice and/or a breach of the implied term of trust and confidence;

7.3	in respect of salary, bonus, commission, holiday pay or similar payments;

7.4	pursuant to Part II of the Employment Rights Act 1996 that an unauthorised deduction from wages has been made;

7.5	that a statutory redundancy payment has not been made pursuant to Part XI of the Employment Rights Act 1996;

7.6	under the Working Time Regulations 1998;

WITHOUT PREJUDICE
SUBJECT TO CONTRACT
7.7	that the Employee has been subjected to a detriment having made a protected disclosure, in contravention of the Employment Rights Act 1996, in each case against the Company or any Group Company or any director, employee, officer or agent (whether past or present) of the Company or any Group company before an employment tribunal in respect of the Employment or termination thereof with the Company;

7.8	in respect of any breach of the Employment Act 2002 (Dispute Resolution) Regulations 2004;

7.9	in respect of any breach of the Data Protection Act 1998;

7.10	in respect of equal pay under the Equal Pay Act 1970;

7.11	of disability discrimination pursuant to the Disability Discrimination Act 1995, as amended;

7.12	of race discrimination pursuant to Parts I and II of the Race Relations Act 1976;

7.13	of sex discrimination under the Sex Discrimination Act 1975;

7.14	of sexual orientation discrimination contrary to the Employment Equality (Sexual Orientation) Regulations 2003;

7.15	of religious or belief discrimination contrary to the Employment Equality (Religion or Belief) Regulations 2003;

7.16	of age discrimination pursuant to parts I and II of the Employment Equality (Age) Regulations 2006;

7.17	relating to a written statement of reasons for dismissal under section 92 Employment Rights Act 1996;

7.18	that the provisions of the National Minimum Wage Act 1998 have been contravened;

7.19	that the provisions of the Transnational Information and Consultation of Employees Regulations 1999 have been contravened;

7.20	that the provisions of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 have been contravened;

7.21	that the provisions of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 have been contravened;

and (for the avoidance of any doubt) any such complaints are hereby waived whether arising before or after entering into this agreement.
8.	The Employee undertakes and warrants that neither he, nor anyone acting on his behalf, has or will present or issue any application, claim form, summons, proceedings or process against any Company, Group Company or its or their officers, directors or employees (in each case, present or former) in respect of the matters referred to in clauses 6 and/or 7 above.
9.	The Employee warrants and represents that:
9.1	save for the claims detailed in clause 7 above, he is not aware of any other claim, whether statutory or not, that he may have against the Company or any Group Company or any employee, agent or officer (whether past or

WITHOUT PREJUDICE
SUBJECT TO CONTRACT
present) of the Company or any Group Company arising out of the Employee’s Employment or any act or omission relating to his Employment or relating to, arising out of or connected to the events leading to and/or the manner of its termination and that he has provided the Adviser with all available information which the Adviser requires in order to provide the advice referred to in clause 15 below;

9.2	as at the date of this Agreement, the Employee is not aware of any facts or matters which might give rise to a claim for personal injury against the Company, Group Company or its or their officers, directors or employees (in each case, present or former);

9.3	there are no matters of which he is aware relating to any acts or omissions by him or any other director, officer, employee or agent of the Company or any Group Company which, if disclosed to the Company would or might affect the decision of the Company to make the payments referred to in clause 3 above; and

9.4	he is not owed any sum by the Company or any Group Company (save for the payment under clause 3).
10.	The Employee acknowledges that the Company has agreed the terms of this Agreement in reliance on the undertakings in clauses 7 and 8, as well as in reliance on the representations set out in clause 9 above. In the event of any breach of those clauses any payment (or part thereof) made to the Employee under this Agreement (aggregated with the value of any benefits provided) must be repaid to the Company immediately and will be recoverable by the Company as a debt, to the extent only that such payment (or part thereof) represents a reasonable assessment of the loss incurred by the Company as a result of such breach. The Employee shall also indemnify the Company in full and keep the Company fully indemnified for and against all and any claims, demands, judgments, orders, liabilities, damages, expenses or costs including without limitation all reasonable legal and professional fees and disbursements (together with VAT thereon) incurred by the Company arising out of or in connection with any material breach by the Employee of the terms of this Agreement.
11.	The Company will pay the Employee all outstanding expenses properly and legitimately incurred on behalf of Company in the proper performance of the Employee’s duties to the Termination Date on production of appropriate invoices and receipts in accordance with normal Company policy provided that such claims are submitted within 14 days of the Termination Date. The Employee will return to the Company all property belonging to the Company or any Group Company including but not limited to any keys, security pass, credit or charge cards, business equipment, his company car, mobile phone, palm pilot, laptop and printer, fax machine, files, records, documents, correspondence, computer disks and data, client/customer lists and all Company and Group information and copies thereof, however held and whether in physical or electronic form and any other property belonging to the Company or any Group Company that the Employee has in his possession or custody or which is under the Employee’s control, on or before the Termination Date.
12.	The Employee acknowledges and confirms that clauses 16 (Confidential Information), 17 (Intellectual Property Rights) and 22 (Restrictions after Termination of Employment) in the Employment Agreement continue to have effect after its termination without any further consideration by the Company.
13.	Both Employee and Employer undertake that they will not make any public announcement, statement or comment (whether to the media or otherwise) concerning:

WITHOUT PREJUDICE
SUBJECT TO CONTRACT
13.1	the terms of this Agreement and/or the payments the Company has agreed to make;

13.2	the circumstances of the termination of the employment and any offices with the Company and Group Company; and

13.3	anything that may be detrimental to either party or any Group Company, whether to their reputations or otherwise, except to their professional advisers (and in the case of the Employee appropriate members of his immediate family) and/or as required by law or any relevant regulatory body.
14.	The Company will provide the Employee with a standard reference in or substantially in the terms set out in Appendix 1. In the event any material fact or allegation becomes known to the Company after the date of this Agreement which, had it been known at that time, would or might have affected the terms of the reference the Company was willing to make, the Company may (after giving notice to the Employee of its reasons for doing so) decline to give a reference at all or may give a reference with such modifications to the draft attached to this Agreement as the circumstances require.
15.	The Employee acknowledges that, before signing this Agreement, he received independent legal advice from the Adviser, a solicitor in practice with Magrath Solicitors as to the terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue his rights before an employment tribunal. The Employee further acknowledges that he has been advised by the Adviser that there is in force and was, at the time he received the advice referred to above, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice. The Company agrees to contribute up to £750 plus VAT towards any costs arising in connection with the termination of the Employee’s employment and the signing of this Agreement. Payment will be made direct to the Employee’s legal advisers within 14 days of production of an appropriate invoice addressed to the Employee but marked as payable by the Company.
16.	It is agreed that the conditions regulating compromise agreements under section 203 of the Employment Rights Act 1996, section 72 of the Race Relations Act 1976, Regulation 35 of the Working Time Regulations 1998, the Sex Discrimination Act 1975, Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 to the Employment Equality (Age) Regulations 2006, Section 49 of the National Minimum Wage Act 1998, Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and Regulation 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 are satisfied in relation to the Agreement.
17.	By signing the Adviser’s certificate(s), the Adviser confirms that the Adviser:
17.1	has advised the Employee as to the terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue his rights before an employment tribunal;

17.2	is covered by a contract of insurance, or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice; and

WITHOUT PREJUDICE
SUBJECT TO CONTRACT
17.3	at the time of giving the advice, the Adviser was a “qualified lawyer” as defined in section 203(3A) and “independent” as defined in Section 203(4) and section 203(B) respectively of the Employment Rights Act 1996.
18.	This Agreement does not constitute an admission by the Company that it has breached any law or regulation, or that the Employee has any claims against the Company or any Group Company, or employee, agent or officer (whether past or present) of the Company or any Group Company.
19.	The Contracts (Rights of Third Parties) Act 1999 applies to this Agreement. The Employee’s obligations under this Agreement may be enforced by any Group Company and any of their directors, employees, officers or agents (whether past or present).
20.	This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of signing to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in the Agreement.
21.	This Agreement shall be governed by and interpreted in accordance with English Law. Each party submits to the exclusive jurisdiction of the English Courts in relation to any claim or matter arising under this Agreement.
22.	Notwithstanding that this Agreement is headed “Without Prejudice” and “Subject to Contract”, it will become open and binding when executed by both parties.

Appendix 1
Clause 14 — Reference
(Address of new employer)
Dear Sir,
This letter is to confirm that Iain Baillie was employed in the position of Head of MarketAxess Europe and was employed between 24th March 2003 and 29th December 2006.
Yours sincerely,

WITHOUT PREJUDICE
SUBJECT TO CONTRACT
SIGNED on behalf of
The Company

By:	/s/ James N.B. Rucker
	Name:	James N.B. Rucker
	Title:	Chief Financial Officer

SIGNED by
The Employee

By:	/s/ Iain N. Baillie
	Name:	Iain N. Baillie
	Title:	Head of MarketAxess Europe